Exhibit 5.2

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

+1 612 766 7000 main

+1 612 766 1600 fax

August 19, 2026

Wells Fargo & Company

333 Market Street

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel for Wells Fargo & Company (the “Company”) in connection with (i) the preparation of a Registration Statement on Form S-3, as amended, File No. 333-287868 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein and (ii) the Prospectus Supplement dated August 12, 2026 (the “Prospectus Supplement”) to the Prospectus dated August 28, 2025 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of 1,750,000 depositary shares (the “Depositary Shares”), each representing a 1/25th interest in a share of 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, no par value (the “Series HH Preferred Stock”), of the Company.

The Depositary Shares are to be issued under the Deposit Agreement, dated August 19, 2026 (the “Deposit Agreement”), entered into by the Company and Computershare Trust Company, N.A. and Computershare Inc., collectively as depositary (the “Depositary”), and the holders from time to time of depositary receipts (the “Depositary Receipts”) evidencing Depositary Shares, and are to be sold pursuant to the Underwriting Agreement, dated August 12, 2026, between the Company and the underwriters named therein (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinions expressed herein, we have examined the Registration Statement, the Prospectus, the Deposit Agreement, the form of Depositary Receipt evidencing the Depositary Shares and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments, and have reviewed such authorities of law, as we have deemed relevant and necessary as a basis for our opinions hereinafter set forth.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) the Deposit Agreement has been duly authorized by all necessary corporate action by the Company, has been duly executed by the Company and is a binding obligation of Company, and (b) upon the due execution by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of the shares of Series HH Preferred Stock in accordance with the provisions of the Deposit Agreement and payment for the Depositary Shares in accordance with the Underwriting Agreement, the Depositary Receipts evidencing the Depositary Shares will be binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The foregoing opinions are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, voidable transactions, fraudulent conveyance, receivership, assignment for the benefit of creditors or other laws of general application relating to or affecting creditors’ rights now or hereafter in effect, (ii) general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside of the United States.

We have relied as to certain relevant factual matters upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) the Deposit Agreement has been duly authorized, executed and delivered by the Depositary; (ii) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (iii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iv) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; and (vi) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

The opinions expressed herein are limited to the specific issues addressed and to documents, facts and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in such documents or facts, which may occur after the date hereof.

As to matters relating to the Series HH Preferred Stock being validly issued, fully paid and non-assessable, we have relied, with the Company’s consent, upon the opinion of even date herewith addressed to the Company by Richards, Layton & Finger, P.A. All assumptions, qualifications and exceptions in such opinion are incorporated herein by reference.

Our opinions set forth herein are limited to the laws of the State of New York, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

Faegre Drinker Biddle & Reath LLP